SECOND AMENDMENT TO LEASE
                        AND PARTIAL TERMINATION AGREEMENT

         This Second Amendment to Lease and Partial Termination Agreement (the "Agreement") is dated as of October 30, 2002, for reference purposes only, and is made between Orchard Jay Investors, LLC, a California limited liability company, ("Landlord") and Cylink Corporation, a California corporation ("Tenant"), with reference to the following facts and circumstances, which are conclusively agreed between the parties:

                  A. Landlord and Tenant are parties to a lease dated for reference purposes as of May 10, 1999 as amended from time to time (collectively referred to herein as the "Lease"). All capitalized words having an assigned meaning in the Lease shall continue to have such meaning in this Agreement unless explicitly modified. Landlord is the successor in interest to an ownership group made up of Landlord and David J. Brown.

                  B. Pursuant to the Lease, Tenant has leased from Landlord three buildings located in Santa Clara, California at 3101-3121 Jay Street ("3101 Building"), 3131 Jay Street, ("3131 Building"), and 3151 Jay Street ("3151 Building").

                  C. Landlord and Tenant have discussed terminating this Lease solely as to the 3101 and 3131 Buildings (collectively the "Terminated Premises") while continuing the Lease in effect in regard to the 3151 Building.

                  D. Landlord and Tenant have agreed that the Lease will be terminated under the terms and conditions hereof solely as to
         Terminated Premises, and not as to the 3151 Building, which will continue to be subject to the Lease as amended hereby.

         Now, therefore, in consideration of all of the foregoing facts and circumstances, and for good and valuable consideration, the receipt of which is acknowledged by each party, Landlord and Tenant agree to and do amend the Lease as follows:

1.       Termination Of Lease As To Each Of The Terminated Premises

         A. On November 1, 2002 (the "Building 3101 Termination Date - Second Floor"), the Lease shall terminate and end as to the second floor of Building 3101, and Tenant shall deliver possession of the second floor of Building 3101 to Landlord as set forth below. On January 31, 2003 (the "Building 3101 Termination Date - First Floor"), the Lease shall terminate and end as to the first floor of Building 3101, and Tenant shall deliver possession of the first floor of Building 3101 to Landlord as set forth below. Notwithstanding the foregoing, however, provisions herein whereby Tenant is relieved of responsibilities and liabilities for the 3101 Building shall take effect on November 1, 2002, and Tenant shall not incur or pay any financial liabilities on the first floor of Building 3101 during the period from November 1, 2002 to January 31, 2003.

         B. On March 1, 2003 (the "Building 3131 Termination Date"), the Lease shall terminate and end as to Building 3131, and Tenant shall deliver possession of Building 3131 to Landlord as set forth below. Tenant will use commercially reasonable efforts to deliver possession of Building 3131 to Landlord prior to March 1, 2003, but notwithstanding such delivery, shall be obligated to continue to pay Base Monthly Rent and all Additional Rent due under the Lease on Building 3131 until March 1, 2003.

2. Lease Restructuring Consideration

         Concurrently with the full execution of this Agreement, the parties agree to the following: (a) Tenant will remit to Landlord's lender the sum of $2,915,220.40 in cash in consideration of said lender's consent to this Agreement; (b) Tenant consents to the release of $285,018.60 currently held as cash security for the Lease to Landlord's lender, also in consideration for said lender's consent hereto; and (c) upon receipt of the aforementioned sums, Landlord will cause Landlord's lender, with the consent of Tenant, which is given hereby, to return to Tenant uncashed a Letter of Credit in the aggregate face amount of $600,000.00 issued by Imperial Bank (now Comerica Bank), which is currently being held by Landlord's lender as security for this Lease. The parties will deal with the other Letter of Credit on Imperial Bank in favor of Landlord's lender as set forth in Paragraph 10.

         Upon return of the $600,000.00 Letter of Credit, Landlord and its lender shall not have to account further to Tenant for this Letter of Credit or the released cash security, and such shall no longer be deemed to be security for this Lease. This Agreement shall be of no force or effect unless collected funds in the aforementioned amounts are remitted to Landlord's lender.

3.       Delivery Of Possession

         A. On the Termination Date specified above for each Building (or, in the case of the 3101 Building, each floor of each Building), Tenant shall deliver possession of such Building to Landlord in accordance with all provisions of the Lease, including but not limited to the provisions of
Paragraph 15.1 of the Lease. It is understood that on the Building 3101 Termination Date - Second Floor, Tenant is not actually delivering possession of the space, because Tenant never took possession of the space, its rights taking effect only after the current Tenant delivered possesion, which has not happened.

         B. Prior to delivery of the 3131 Building, Tenant shall, as its sole cost and expense (a) perform those portions of the work outlined in the letter agreement between Landlord and Tenant dated June 17, 1999 that are specified by Landlord; and (b) restore the elements designated by Landlord of the first floor of the said Building to their former condition. The total


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Second Amendment and Partial Lease Termination Agreement            Page 2 of 11

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scope of work to be performed by Tenant under subparagraphs (a) and (b) above is as shown on Exhibit "A" attached hereto.

         C.  If  Tenant  does  not  complete  its  surrender   and   restoration
obligations with respect to the 3131 Building before March 1, 2003, then Tenant's obligation to pay Base Monthly Rent and Additional Rent on the 3131 Building shall continue until such obligations are fulfilled. Failure to turn over possession on or before the date which is ninety (90) days after March 1, 2003 shall constitute a default under the Lease without requirement of any statutory or lease notice or cure period.

         D. If Landlord so requests in writing, Tenant will contract for and have performed work in addition to the work required under Paragraph 3B above on the 3131 Building per Landlord's written direction and with Landlord's selected contractor(s) at Tenant's expense, provided, however, that Tenant will be immediately reimbursed in cash for these costs in full by Landlord. Upon request, Tenant will assign to Landlord all of Tenant's rights under any contracts entered into in connection with the work to be performed by Tenant pursuant to this Paragraph. In regard to such work, Tenant assumes no liability for the work performed and Landlord hereby agrees to indemnify, defend and hold Tenant harmless from and against any claims, losses, liabilities, damages and costs, including, without limitation, claims by contractors, arising out of such additional work and such indemnity shall survive termination of this Lease as to the 3131 Building; provided, however, Landlord shall not be obligated to indemnify Tenant for any claims, losses, liabilities, damages and costs resulting from the gross negligence or willful misconduct of Tenant or any of Tenant's agents (other than the contractors). In the event that the performance of this work is the sole factor preventing or delaying delivery of the 3131 Building or any part thereof to Landlord, Tenant shall not incur any liability for such delay, including rent.

         E. As security for performance of its restoration and surrender obligations, Tenant shall post an additional cash security deposit, to be dealt with as a part of the Security Deposit under the Lease, in the sum of $75,000 on full execution hereof. Said deposit shall be in addition to and not in place of the remaining Lease Security Deposit referenced below. Upon Tenant's surrender of the 3131 Building and completion of its obligations of restoration, construction, and surrender, Landlord shall account to Tenant for any application of this sum to Tenant's obligations, and thereafter shall return the unapplied balance of said sum to Tenant less Landlord's actual and reasonable legal costs associated with this Lease restructuring and any other costs actually incurred with Landlord's lender in regard to this matter, including but not limited to any of the lender's legal and other fees which the lender requires to be paid in regard to this transaction.

         F. Notwithstanding anything set forth in this Paragraph, it is agreed that the Terminated Premises will, where applicable, be delivered subject to the Transferred Subleases (as defined below).


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Second Amendment and Partial Lease Termination Agreement            Page 3 of 11

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4.       Furniture and Cubicles

         A. On the Building 3101 Termination Date - First Floor, Tenant will transfer to Landlord and leave in the space such furniture and cubicles located on said First Floor, as Landlord shall designate in writing, at no charge to Landlord. Tenant will receive reasonable notice of the items selected by Landlord prior to its moving date - thus, if such notice cannot be given before the Building 3101 Termination Date - First Floor, then Tenant will be able to postpone moving all items from such First Floor until it has had reasonable notice. As used herein, notice shall be deemed reasonable if it is at least three (3) business days, but the parties will attempt to accommodate each other in regard to shorter notices if possible. Tenant will deliver such items to Landlord free and clear of all liens and encumbrances, and will supply such documentation as Landlord may reasonably request showing that these items are free and clear.

         B. On the Building 3131 Termination Date, Tenant will transfer to Landlord and leave in the space such furniture and cubicles as (1) are not needed for Tenant's future operations and (2) which Landlord designates in writing on or before fifteen (15) days prior to the said Termination Date, at no charge to Landlord. Tenant will deliver such items to Landlord free and clear of all liens and encumbrances, and will supply such documentation as Landlord may reasonably request showing that these items are free and clear. In the event that Tenant proposes to move prior to the Building 3131 Termination Date, then Tenant will give Landlord written notice of the proposed moving date and allow Landlord at least seven (7) days opportunity to make a written designation under this Paragraph 4B prior to moving such items.

5.       Abandoned Property

         Landlord and Tenant agree that all property belonging to Tenant which remains on the Terminated Premises after they are delivered to Landlord that is not covered by Paragraph 4 above, shall be deemed to have been abandoned by Tenant, which waives all of its rights in such property, that all such property, in the aggregate, shall be conclusively agreed between the parties to have a fair market value of less than $300.00, that all such property may be disposed of by Landlord as its own property without further notice to Tenant, and that Tenant waives any statutory requirements of notice, auction, sale, or accounting relating to such abandoned property, but Tenant shall still be obligated to reimburse Landlord for any costs actually incurred by Landlord in regard to the removal or disposal of such property.

6.       Subleases; Subtenants; and Subrent

         (A) Tenant is the Sublandlord under certain Subleases identified as follows and referred to herein as the "Transferred Subleases":

          Sublease between ICG Communications, Inc., and Cylink Corporation dated May


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Second Amendment and Partial Lease Termination Agreement            Page 4 of 11

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          21, 2001 as to 10,855 square feet of space comprising a portion of the first floor of 3101 Jay Street, commonly known as Suite 101 (including all rights of Tenant under the Consent of Landlord to such Sublease dated as of September 11, 2001, as subsequently approved by the Bankruptcy Court).

          Sublease between Cylink Corporation and Intel Corporation dated January 12, 2001 as to 10,855 square feet of space comprising a portion of the first floor of 3101 Jay Street, commonly known as Suite 110 (including all rights of Tenant under the Consent of Landlord to such Sublease dated as of February 16, 2001).

         As of November 1, 2002, Tenant shall take all action necessary pursuant to the Transferred Subleases, and in particular pursuant to the provisions of the two Consents, to instruct the Subtenants that all rent and other payments are to be made directly to Landlord and not to Tenant. Any sums received after November 1, 2002 from these Subtenants (except sums relating to periods ending on or before October 31, 2002) shall be remitted to Landlord immediately by transfer of the check, duly endorsed by Tenant, to Landlord without deposit in Tenant's accounts.

         Concurrently with full execution hereof, Tenant shall convey the Transferred Subleases to Landlord or Landlord's nominee by a transfer that will be effective on February 1, 2003. Such conveyance shall be by Assignment of Sublease and Consent of Landlord as attached hereto as Exhibit B, and Tenant agrees to sign such document. Such documents shall be executed prior to the execution of this Agreement, but shall take effect conditioned on the parties executing this Agreement and on the date specified therein. Landlord will indemnify, hold harmless, and defend Tenant against any and all claims, liabilities, damages, losses, or injuries arising from any failure on the part of Landlord or Landlord's nominee to perform all of the Tenant's obligations as Sublandlord under the Transferred Subleases arising from and after the effective date of such transfers or arising during the November 1, 2002 to January 31, 2003 period. On full execution hereof, Tenant shall transfer to Landlord any security deposits, including all rights under any letter of credit, that are in Tenant's possession or control under the Transferred Subleases.

         (B) With the exception of Subtenants and Subleases listed above, when delivered to Landlord, the Terminated Premises shall be unoccupied by Tenant or any subtenant or other person, and all subleases shall have been terminated and possession recovered from the subtenant(s) on or before the Termination Date.

7. Duties Of Tenant

         Tenant's duty to pay Base Monthly Rent and Additional Rent on the Terminated Premises shall continue until all of Tenant's obligations hereunder have been completed with respect to the applicable Terminated Premises. Tenant shall indemnify, defend, and hold harmless Landlord from and against any and all claims, liabilities, damages, losses, or injuries suffered by Landlord


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Second Amendment and Partial Lease Termination Agreement            Page 5 of 11
due to Tenant's failure to timely perform the said obligations, including but not limited to Landlord's reasonable attorney's fees and costs, any claims made by any succeeding tenant, and any losses to Landlord due to lost opportunities to lease to succeeding tenants.

8.       Payment Obligations Pending Termination

         Tenant is obligated to and shall promptly meet all payment obligations to Landlord arising during the period prior to and including the Termination Dates for each Building. Such obligations shall include, without limitation, the obligation to pay Base Monthly Rent and all Additional Rent arising during such period. As soon as reasonably practicable after the Termination Date for a Building or a floor of a Building, Landlord will reconcile Common Operating Expenses and other items of Additional Rent relating to periods of time up to and including the Termination Date with regard to such Building (or floor), and present Tenant with a written reconciliation of such matters (the "COE Reconciliation"). Tenant shall promptly pay to Landlord any sums due pursuant to such reconciliation, not later than ten (10) days after presentation of Landlord's statement, or if such reconciliation shows that Landlord is required to pay Tenant, then Landlord shall make such payment within ten (10) days after presentation of Landlord's reconciliation.

9.       Termination Of Obligations; Continuing Obligations

         From and after each Termination Date, all duties, obligations, and liabilities of Tenant to Landlord with respect to that particular portion of the Terminated Premises for periods after the applicable Termination Date, including the obligation for Base Monthly Rent and Additional Rent, shall cease, except as expressly set forth herein. However, Tenant shall continue to be subject to all obligations and duties under the Lease and this Agreement as to the Remaining Premises, and shall continue to be subject to all obligations and duties relating to the Terminated Premises which would survive the expiration or earlier termination of the Lease, including but not limited to all obligations relating to Hazardous Materials.

10. Continuance of Lease on 3151 Building and On 3131 Building Through the Building 3131 Termination Date

         The 3151 Building shall remain subject to all terms and conditions of the Lease, notwithstanding any other provision hereof, and shall not be terminated, but shall continue with the same rent (per square foot) as currently paid for that space and subject to any Lease provisions relating to increased rent, for the remaining term of the Lease.

         The 3131 Building shall remain subject to all terms and conditions of the Lease notwithstanding any other provision hereof, including the duty to pay rent at the current rate per square foot, to and including the Building 3131 Termination Date.


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Second Amendment and Partial Lease Termination Agreement            Page 6 of 11

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         Until the Building  3131  Termination  Date,  the Base Monthly Rent for
3131 Building and 3151 Building from November 1, 2002 (Month 39) through February 28, 2003 (Month 42) shall be $190,579.19 per month.

         Following the Building 3131 Termination Date (and provided the Base Monthly Rent for the 3131 Building does not continue because of a failure to deliver possession of the 3131 Building or any other circumstance under which this Agreement provides that the rent thereon shall continue), the Base Monthly Rent for the 3151 Building will be $92,922.97 per month starting in March, 2003 (Month 43) and thereafter as determined under the following table. In this table, the numbered months indicate the said numbered months running from the Commencement Date of the Lease.

--------------------------------------------------------------------------------
                  Mo.          Thru       Base Monthly Rent    Base Monthly Rent
--------------------------------------------------------------------------------
                                            3151 and 3131           3151 Only
--------------------------------------------------------------------------------
                  39            42              $190,579.18
--------------------------------------------------------------------------------
                  43            48                                 $92,922.97
--------------------------------------------------------------------------------
                  49            60                                 $95,710.66
--------------------------------------------------------------------------------
                  61            72                                 $98,581.98
--------------------------------------------------------------------------------
                  73            84                                $101,539.44
--------------------------------------------------------------------------------
                  85            96                                $104,585.62
--------------------------------------------------------------------------------
                  97           108                                $107,723.19
--------------------------------------------------------------------------------
                 109           120                                $110,954.88
--------------------------------------------------------------------------------


Upon full execution hereof, and as a condition of effectiveness of this Agreement, Tenant will supply Landlord with a letter of credit in the sum of $667,623.60 which shall serve as security for the Lease going forward, including any and all obligations set forth herein. Said Letter of Credit shall be in favor of Landlord's lender, shall comply in all other regards with the Letter of Credit requirements of the Lease, and shall contain a provision approved by Landlord under which the Letter of Credit is automatically self-renewing on an annual basis. Notwithstanding anything to the contrary in the Lease, such deposit shall not be subject to any reduction during the Lease Term. Tenant may satisfy this requirement by leaving the existing Letter of Credit in the face amount of $800,000.00 originally drawn on Imperial Bank (now Comerica Bank) on file and effective as a deposit, following which Tenant will, as soon as available from its bank, deposit an Amendment by which the said Letter of Credit will be reduced in value to $667,623.60 and a self-renewing provision will be added such that the Letter of Credit will automatically renew unless the bank upon which it is drawn gives notice at least thirty days before expiration that it will not be renewed. Within fifteen (15) days of full execution hereof, Tenant will provide a clean new Letter of Credit, without separate amendments, in the same sum, upon which event Landlord's lender will return to Tenant the $800,000,00 Letter of Credit and Amendment. The parties will cooperate to effectuate an exchange of one Letter of Credit for the other.


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Second Amendment and Partial Lease Termination Agreement            Page 7 of 11

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11.      Tenant's Allocated Share

         From and after the Building 3131 Termination Date, Tenant's Share of the 3151 Building shall be 100% and Tenant's Allocated Share of the Project shall be 32.78%.

12.      Parking Spaces

         The term "Tenant's Allocated Parking Stalls" is amended to 362 stalls after the Building 3101 Termination Date and to mean 177 stalls from and after the Building 3131 Termination Date.

13.      Effect On Options; Rights Of First Refusal; Rights of First Offer

         Effective on full execution hereof, Tenant waives and gives up any and all options to extend or renew the Lease Term, and any and all rights of first refusal or rights of first offer, as to the Terminated Premises only, while retaining any rights which have been granted as to the 3151 Building.

14.     Release:

         Upon the Termination Date for each of the Terminated Premises, Tenant, for itself and for all other persons associated with Tenant, releases Landlord and any officers, directors, agents, servants, employees, shareholders, partners, joint venturers, lenders, and/or all other persons associated with Landlord, from any and all claims, liabilities, obligations, demands, actions, causes of action, and/or lawsuits relating to or arising from each Terminated Premise. This release and all covenants and agreements contained herein shall be for the benefit of, and be enforceable against Tenant by, the officers, directors, agents, servants, employees, shareholders, partners, joint venturers, and lenders of Landlord, and all other persons associated with Landlord.

         a. Claims Released: The claims released hereby shall be all claims of whatever nature, whether now known or unknown, whether suspected or unsuspected, whether latent or patent, whether such claims are or could be anticipated, and whether such claims have arisen now, or arise in the future.

         b. Acceptance of Responsibility for Unknown Claims: Tenant enters into this release with the knowledge that there may be unknown, unanticipated, or unsuspected claims which are released and waived by executing this release, and that there is a risk that Tenant will incur or suffer losses, damages, or injuries which are in some way caused by the transactions and occurrences referred to above, or which would, but for this release, be the legal responsibility of Landlord. Tenant agrees to accept the above-described risks with the understanding that


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Second Amendment and Partial Lease Termination Agreement            Page 8 of 11

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         THIS  RELEASE  APPLIES TO ALL UNKNOWN OR  UNANTICIPATED  RESULTS OF THE
         TRANSACTIONS, OCCURRENCES, AND DISPUTES DESCRIBED ABOVE, AS WELL AS THOSE KNOWN AND ANTICIPATED, and Tenant agrees to accept and bear full responsibility for any losses, injuries, or damages which are suffered or incurred as a result of unknown, unanticipated, or unsuspected claims, losses, damages, or injuries.

         c. Waiver of Civil Code Section 1542: Tenant agrees that this is a full and final release applying to all unknown and unanticipated claims or damages suffered by the Tenant, as well as to those claims and/or damages now known or disclosed, and Tenant waives and gives up all rights or benefits which might otherwise accrue to Tenant, now or in the future, under the terms of California Civil Code Section 1542, which reads as follows:

               "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of execution of the release, which if known by him must have materially affected his settlement with the debtor."

         Tenant further waives any rights and benefits which might otherwise accrue to Tenant under the provisions of any similar statute which later comes into effect in California or which now or later is in effect under the law of any other jurisdiction.

         d. Successors: This agreement shall be binding on the heirs, assigns, and successors of each party.

         e. Survival: Notwithstanding anything in this Paragraph 14, the terms, provisions, and conditions of this Second Amendment to Lease and Partial Termination Agreement shall survive and be unaffected by the release contained in this Paragraph.

15.      Effect of Agreement:

         This Agreement modifies the Lease. In the event of any conflict or discrepancy between the Lease and/or any other previous documents between the parties and the provisions of this Agreement, then the provisions of this Agreement shall control. All capitalized words having an assigned meaning in the Lease shall continue to have such meaning in this Agreement unless explicitly modified hereby. Except as modified herein, the Lease shall remain in full force and effect. This Agreement has been negotiated between sophisticated parties, both represented by counsel, and each party waives any presumptions under which the Agreement is to be construed against the drafting party. The tender of this Agreement by Landlord does not constitute an offer to enter into the Agreement, and this Agreement shall be accepted by Landlord only by signing


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Second Amendment and Partial Lease Termination Agreement            Page 9 of 11

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and delivering a duplicate original hereof to Tenant

16.      Brokerage Commissions

         Neither party has been represented by a real estate broker in regard to the transaction represented by this Agreement, and no brokerage commissions or finder's fees are due in regard to the transaction. Tenant will hold Landlord harmless and indemnify Landlord against any claim, loss, or damage, including reasonable attorney's fees, in regard to a brokerage commission or finder's fee claim by a broker or finder under contract with or working with Tenant. Landlord will hold Tenant harmless and indemnify Tenant against any claim, loss, or damage, including reasonable attorney's fees, in regard to a brokerage commission or finder's fee claim by a broker or finder under contract with or working with Landlord.

17.      Bankrupty

         In the event of a bankruptcy filing, assignment for benefit of creditors, or any other form of insolvency liquidation with respect to the Tenant, if such takes place on a date which may require Landlord or its lender to return to the Tenant or Tenant's Representative ("Representative" means and includes a trustee or assignee for benefit of creditors) any sums remitted or released hereunder to Landlord or Landlord's lender, and if Tenant or Tenant's Representative reject the Lease as to the 3151 Building, Tenant agrees that the releases granted hereby shall (at Landlord's option exercised by notice in writing to Tenant and/or Tenant's Representative) be of no force or effect, and that if Landlord exercises such option, Landlord shall be entitled to full performance under the Lease and to make and have approved such claims as shall be based on full performance under the Lease, without regard to any releases and terminations granted hereby, provided only, that Tenant shall be entitled to credit sums paid hereunder (to the extent such sums are ultimately retained by Landlord in such proceeding) against any such claims.

18.      Authority

         Each individual executing this Agreement represents and warrants that he or she is duly authorized to and does execute and deliver this Agreement pursuant to express authority from Tenant or Landlord, as applicable, pursuant to and in accordance with the By-Laws and the other organic documents of the signing party.

19.      Cooperation and Information

         During the time while Tenant continues to occupy the 3131 Building, Tenant will cooperate with Landlord's reasonable efforts to market and show the Building through its management firm and/or brokers. From time to time on Landlord's reasonable request, and except as otherwise provided by law, Tenant will provide Landlord with updated, detailed


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Second Amendment and Partial Lease Termination Agreement           Page 10 of 11
information relating to its efforts to achieve sustainability by cutting expenses, reorganizing, and increasing revenues, as well as by equity infusion, additional debt, or sale to or merge with a more profitable or better capitalized company.



LANDLORD:                                       TENANT:

Orchard Jay Investors, LLC, a California        Cylink Corporation, a California
limited liability company                       corporation


By: /s/ Michael J. Biggar                       By: /s/ Chris Chillingworth
   -------------------------------------           -----------------------------
      Michael J. Biggar                               Chris Chillingworth
      Managing Member                                 Chief Financial Officer

Dated: October 30, 2002                         Dated: October 30, 2002


--------------------------------------------------------------------------------
Second Amendment and Partial Lease Termination Agreement           Page 11 of 11

                            [ EXHIBIT A FLOOR PLAN ]



                                   EXHIBIT A

                   ASSIGNMENT OF SUBLEASE; CONSENT OF LANDLORD

         There is a Lease Agreement (the "Lease") dated for reference purposes as of May 10, 1999, between Orchard Jay Investors, LLC, a California limited liability company ("Landlord") and Cylink Corporation, a California corporation ("Tenant/Assignor") relating to premises including those commonly known as 3101 Jay Street, Santa Clara, California, in the County of Santa Clara. Tenant/Assignor is the Sublandlord under the following Subleases (referred to herein as the "Transferred Subleases"):

          Sublease between ICG Communications, Inc., and Cylink Corporation dated May 21, 2001 as to 10,855 square feet of space comprising a portion of the first floor of 3101 Jay Street, commonly known as Suite 101 (including all rights of Tenant under the Consent of Landlord to such Sublease dated as of September 11, 2001, as subsequently approved by the Bankruptcy Court).

          Sublease between Cylink Corporation and Intel Corporation dated January 12, 2001 as to 10,855 square feet of space comprising a portion of the first floor of 3101 Jay Street, commonly known as Suite 110 (including all rights of Tenant under the Consent of Landlord to such Sublease dated as of February 16, 2001).

         The two premises identified above are referred to herein as the "Subleased Premises".

         Tenant/Assignor agrees to and does assign the Transferred Subleases on the terms and conditions set forth below to Orchard Jay Investors, LLC ("Assignee") and Assignee agrees to accept such assignment and assume Tenant/Assignor's duties as Sublandlord going forward, and Landlord consents to the proposed assignment on the following terms and conditions:

         1. Assignment and Acceptance: Effective on February 1, 2003, Tenant/Assignor assigns all of its right, title, and interest in and to the Transferred Subleases to Assignee. Assignee hereby confirms its acceptance of the assignment of the Lease and the Tenant/Assignor's leasehold interest in the Subleased Premises and assumption of the obligations thereof.

         2. No Waiver Of Assignment And Sublease Approval Rights: Landlord's consent hereto does not constitute consent to any subsequent subletting or assignment, nor a waiver of the restriction on assignment and subletting contained in the Lease.

         3. No Effect On Lease: In no event shall Landlord's consent to this Assignment be, or be construed as, a modification of the terms of the Lease, and in the event of any inconsistency between the terms of the approved Assignment and the terms of the Lease, the terms of the Lease shall prevail.

         4. Assignment of Security Deposit: Tenant confirms and agrees that Tenant has not received any Security Deposit from Intel Corporation on its Sublease, and Tenant has received as Security Deposit from ICG only that certain irrevocable letter of credit dated February 7, 2002 and drawn on Wells Fargo Bank in favor of Landlord. Landlord is hereby relieved of any obligations to Tenant relating to the said letter of credit, including but not limited to the obligations set forth in the Consent of Landlord, Paragraph 11, and Landlord is entitled to all


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                                    EXHIBIT B
                                    PAGE ONE OF TWO

Consent of Landlord                                                  Page 2 of 2
--------------------------------------------------------------------------------

right, title, and interest in said letter of credit in its own name and for protection of its interests as the Assignee of the Sublease with ICG.

         5. Brokerage Commissions: There are no commissions payable on this transaction, and neither party has been assisted by or contracted with a broker in regard hereto.

         6. No Merger: Landlord and Tenant do not intend, by this Assignment or any concurrent transaction between them, to effect any merger of interests. Assignee's continuing rights as Sublandlord by assignment from Tenant shall not be interfered with or affected by any relief of Tenant of all or any part of its obligations under the Lease.

Landlord consents to the foregoing              Tenant and Assignee agree to the
transaction:                                    foregoing transaction

Orchard Jay Investors, LLC, a California        Cylink Corporation, a California
limited liability company                       corporation

By:____________________________                 By:_____________________________
         Michael J. Biggar                             Chris Chillingworth
         Managing Member                               Chief Financial Officer

Dated: October 30, 2002                         Dated: October 30, 2002


                                                ASSIGNEE

                                                Orchard Jay Investors, LLC, a
                                                California limited liability
                                                company

                                                By:_____________________________
                                                       Michael J. Biggar
                                                       Managing Member
                                                Dated:


--------------------------------------------------------------------------------

                                    EXHIBIT B
                                    PAGE TWO OF TWO